Exhibit 99.1

Contact:  Michael Gallant

                EMC Corporation

                508-293-6357

                gallant_michael@emc.com

                Amber Rowland

                VMware, Inc.

                650-842-9519

                arowland@vmware.com

FOR IMMEDIATE RELEASE

VMWARE FILES REGISTRATION STATEMENT

WITH SEC FOR INITIAL PUBLIC OFFERING

HOPKINTON, Mass. and PALO ALTO, Calif. – April 26, 2007 – EMC Corporation (NYSE:EMC), the world leader in information infrastructure solutions, and VMware, Inc., the leading provider of virtualization solutions and an EMC subsidiary, today announced that VMware has filed a Form S-1 Registration Statement with the United States Securities and Exchange Commission relating to the initial public offering (“IPO”) of Class A Common Stock of VMware.

VMware will be offering approximately 10% of its Class A Common Stock in the IPO. VMware and EMC expect the IPO will unlock more of VMware’s value for EMC shareholders, as well as strengthen VMware’s ability to attract and retain the software industry’s top talent and reinforce EMC’s commitment to VMware’s strategy of platform neutrality.

Citi, JPMorgan and Lehman Brothers are acting as the representatives of the underwriters and, together with Credit Suisse, Merrill Lynch & Co. and Deutsche Bank Securities will act as joint book-running managers of the offering.

When available, a copy of the preliminary prospectus relating to the offering may be obtained by contacting: Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734); JPMorgan, Prospectus Department, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 (tel: 718-242-8002); or Lehman Brothers c/o Broadridge, 1155 Long Island Avenue, Edgewood, New York 11717 (email: qiana.smith@broadridge.com, tel: 631-274-2635).

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A registration statement relating to the Class A Common Stock to be sold in the VMware IPO has been filed with the Securities and Exchange Commission but has not become effective. The Class A Common Stock may not be sold, and offers may not be accepted prior to the time the registration statement becomes effective. This release does not constitute an offer to sell or the solicitation of any offer to buy, and there shall not be any sale of the common shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior the registration or qualification under the securities laws of any such state or jurisdiction.

This release contains “forward-looking statements” as defined under the U.S. federal securities laws including, but not limited to, statements regarding VMware’s intention to conduct an IPO of VMware’s Class A Common Stock. Actual events could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including but not limited to: adverse changes in general economic or market conditions, the inability to manage successfully and complete the IPO, including the ability to retain and attract key employees, the risk that the IPO of VMware may not occur in its expected timeframe or at all, and other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.